Exhibit 99.1

FOR:	PW Eagle, Inc.
1550 Valley River Drive
Eugene, OR 97440
(Nasdaq-NMS: “PWEI”)

CONTACT:	Scott Long,
Chief Financial Officer, PW Eagle, Inc.
541-343-0200

PWPoly Corp. Completes Acquisition of the Business of Uponor Aldyl Company

Eugene, Oregon — September 27, 2004 — PW Eagle, Inc. (Nasdaq-NMS: “PWEI”) today announced that its 70% owned subsidiary, PWPoly Corp., has completed the previously announced acquisition of the business of Uponor Aldyl Company (UAC). UAC, a subsidiary of the Finnish company, Uponor Corporation, is a leading extruder of polyethylene (PE) piping systems for natural gas with sales in excess of $40 million. The business has facilities in Tulsa and Shawnee, Oklahoma. PWPoly Corp. is an extruder of small diameter PE pipe primarily for the irrigation market with sales in excess of $16 million, located in Hastings, Nebraska.

The transaction is valued at $15 million and was financed primarily with additional debt from PWPoly’s current lenders, Wells Fargo Business Credit, Inc. and Medallion Capital, Inc.

The combined businesses of PWPoly and UAC will operate under the name USPoly Company. It will manufacture a wide range of PE pipe and tubing products with diameters ranging from ½ inch to 16 inches primarily for the natural gas distribution, irrigation, oil and gas gathering and water markets. The current management teams of the two businesses will continue to operate the combined business from the headquarters in Shawnee, Oklahoma. Frank V. Bailor, the former President of UAC, is the President of USPoly and Richard Oxley remains the CFO.

William Spell, chairman, said, “We are very pleased to have completed this acquisition. USPoly will be a very strong player in the PE pipe and tubing industry with a broad range of products, a diverse base of customers and a strong and experienced management team.”

PW Eagle still intends to proceed with the previously announced spin-off of the shares of PWPoly, now USPoly, to the PW Eagle shareholders. If the spin-off is completed, the Company anticipates that it will distribute one share of USPoly stock for each share of

PW Eagle stock held by those shareholders of PW Eagle who beneficially own 8,000 shares or more of PW Eagle stock. Those shareholders of PW Eagle who beneficially own less than 8,000 shares will receive a cash distribution for each of their shares of PW Eagle stock in an amount equal to the value of a share of USPoly stock. The amount of this cash distribution will be determined in the near future. This distribution of USPoly shares or cash to the shareholders of PW Eagle stock is subject to final approval by an independent committee of the Board of Directors of PW Eagle, the issuance of an opinion to the PW Eagle independent committee as to the value of USPoly, the approval of the transaction by PW Eagle’s lenders and certain governmental approvals and the raising of the cash necessary to make the cash distribution. A record date for this transaction has not yet been established. This transaction will be a taxable event for both PW Eagle and its shareholders. Assuming that PW Eagle is profitable in the year of distribution, the distribution of the USPoly shares and the cash will be treated as a dividend to the shareholders of PW Eagle. Regardless of whether or not a PW Eagle shareholder receives USPoly shares or cash in the distribution, the amount of the dividend on a per share basis will be equal to the amount of cash distributed on a per share basis.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO SELL ANY SECURITIES OF PW EAGLE OR USPOLY.

Separately, PW Eagle announced that its Annual Meeting of shareholders will be held on Tuesday, October 26, 2004 at 9:00 a.m. PDT at the Valley River Inn, 1000 Valley River Way, Eugene, Oregon.

PW Eagle is a leading extruder of PVC pipe products, and USPoly is an extruder of PE pipe. The Company and USPoly operate eleven manufacturing facilities across the United States. PW Eagle’s common stock is traded on the Nasdaq National Market under the symbol “PWEI”.

Forward Looking Statements

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER

Statements that PW Eagle, Inc. may publish, including those in this announcement that are not strictly historical are “forward looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any such statements made in this press release, including Mr. Spell’s comments that USPoly will be a very strong player in the PE pipe and tubing industry are “forward looking” statements which involve known and unknown risks and uncertainties that may cause the actual results to differ materially from those expected and stated in this announcement. For example, a loss of key management personnel, adverse economic developments and other adverse events may negatively impact USPoly and its position in the PE pipe marketplace. In addition, the Company must satisfy conditions before it can spin off USPoly shares to its shareholders. Some of these conditions are outside the Company’s control; including the timing and review of the Company’s registration statement with the Securities and Exchange Commission.